Exhibit 4.1

ATLANTIC POWER CORPORATION

AND

COMPUTERSHARE TRUST COMPANY OF CANADA

THIRD SUPPLEMENTAL INDENTURE

TO TRUST INDENTURE DATED DECEMBER 17, 2009

August 17, 2012

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Interpretation	2
1.2	Headings Etc.	2
1.3	Applicable Law	3
1.4	Monetary References	3
1.5	Invalidity/Severability	3
1.6	Time of Essence	3
1.7	Language	3
1.8	Successors and Assigns	3
1.9	Benefits of Supplemental Indenture	3
ARTICLE 2 SUPPLEMENTS TO ORIGINAL INDENTURE AND FIRST SUPPLEMENTAL INDENTURE		4
2.1	Supplements	4
ARTICLE 3 CONFIRMATION OF ORIGINAL INDENTURE		5
3.1	Confirmation of Original Indenture	5
ARTICLE 4 ACCEPTANCE OF TRUST BY DEBENTURE TRUSTEE		5
4.1	Acceptance of Trust	5
ARTICLE 5 EXECUTION AND FORMAL DATE		5
5.1	Execution	5
5.2	Formal Date	5

i

ATLANTIC POWER CORPORATION

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture is made as of the 17th day of August, 2012.

B E T W E E N:

ATLANTIC POWER CORPORATION, a corporation continued under the laws of the Province of British Columbia

(the “Company”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company authorized to carry on business in all of the provinces and territories of Canada

(the “Debenture Trustee”)

WHEREAS:

A.                                    By a trust indenture made as of December 17, 2009 between the Company and the Debenture Trustee (the “Original Indenture”), provision was made for the issuance of  debentures in one or more series, unlimited as to aggregate principal amount but issuable only upon and subject to the conditions and limitations therein set forth;

B.                                    Pursuant to the Original Indenture, the Company created and issued a series of debentures in aggregate principal amount of up to $86,250,000 designated as “6.25% Convertible Unsecured Subordinated Debentures due March 15, 2017” (the “Original Debentures”);

C.                                    Pursuant to a first supplemental indenture to the Original Indenture made as of October 20, 2010 between the Company and the Debenture Trustee (the “First Supplemental Indenture” and together with the Original Indenture, the “Indentures”), the Company created and issued a series of debentures in aggregate principal amount of up to $85,000,000 designated as “5.60% Series B Convertible Unsecured Subordinated Debentures due June 30, 2017” (the “Series B Debentures” and together with the Original Debentures, the “Debentures”);

D.                                    Each of the Indentures provide for certain adjustments to be made to the stock prices used in determining the amount of make whole premium shares issuable by the Company to the holders of the applicable Debentures in the event of the occurrence of a Cash Change of Control (as defined below) (each a “Stock Price Adjustment”);

E.                                     The Stock Price Adjustment as set out in each of the Indentures contains a mistake necessitating a correction thereto;

F.                                      Section 16.1 of the Original Indenture provides that, among other things, the Company and the Debenture Trustee may, without the consent of the holders of Debentures, make any changes or corrections to the Indentures for the purpose of curing or correcting any ambiguity or defective or inconsistent provisions or clerical omissions or mistakes or manifest errors contained therein subject to the provisions of Section 16.1 of the Original Indenture;

G.                                    The parties hereto are desirous of supplementing and amending the Indentures in accordance with the terms hereof;

H.                                   This Supplemental Indenture is being entered into by the parties hereto pursuant to Section 16.1 of the Original Indenture for the purpose of correcting the mistakes contained in Section 2.4(j)(iv) of the Original Indenture and in Section 2.1(i)(iv) of the First Supplemental Indenture;

I.                                        This Supplemental Indenture is hereinafter sometimes referred to as the “Third Supplemental Indenture”; and

J.                                        The foregoing recitals are made as representations and statements of fact by the Company and not by the Debenture Trustee.

NOW THEREFORE it is hereby covenanted, agreed and declared as follows:

ARTICLE 1
INTERPRETATION

1.1                               Interpretation

This Third Supplemental Indenture is supplemental to the Indentures and shall be read in conjunction therewith.  Except only insofar as the Indentures may be inconsistent with the express provisions of this Third Supplemental Indenture, in which case the terms of this Third Supplemental Indenture shall govern and supersede those contained in the Indentures only to the extent of such inconsistency, this Third Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Indentures and this Third Supplemental Indenture were contained in one instrument.  The expressions used in this Third Supplemental Indenture that are defined in the Indentures shall, except as otherwise provided herein, have the respective meanings ascribed to them in the Original Indenture or First Supplemental Indenture, as the case may be.  Unless otherwise stated, any reference in this Third Supplemental Indenture to an Article, Section or Schedule shall be interpreted as a reference to the stated Article, Section of or Schedule to, this Third Supplemental Indenture.

1.2                               Headings Etc.

The division of this Third Supplemental Indenture into Articles and Sections, the provision of a Table of Contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Third Supplemental Indenture.

1.3                               Applicable Law

This Third Supplemental Indenture shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as Ontario contracts.  The Company hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

1.4                               Monetary References

Whenever any amounts of money are referred to herein, such amounts shall be deemed to be in lawful money of Canada unless otherwise expressed.

1.5                               Invalidity/Severability

In case any provision in this Supplemental Indenture shall be invalid, illegal, prohibited or unenforceable, such provision shall be deemed to be severed herefrom or therefrom and shall be ineffective only to the extent of such prohibition or unenforceability.  The validity, legality and enforceability of the remaining provisions shall not in any way be affected, prejudiced or impaired thereby.

1.6                               Time of Essence

Time shall be of the essence of this Supplemental Indenture.

1.7                               Language

Each of the parties hereto hereby acknowledges that it has consented to and requested that this Supplemental Indenture and all documents relating thereto, be drawn up in the English language only.

Les parties aux présents reconnaissent avoir accepté et demandé que le présent acte de fiducie et tous les documents s’y rapportant, soient rédigés en langue anglaise seulement.

1.8                               Successors and Assigns

All covenants and agreements in this Supplemental Indenture by the Company shall bind its respective successors and assigns, whether expressed or not. All covenants and agreements in this Supplemental Indenture by the Debenture Trustee shall bind its successors, whether expressed or not.

1.9                               Benefits of Supplemental Indenture

Nothing in this Third Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any paying agent, the holders of Debentures, the Senior Creditors (to the extent provided in Article 5 of the Original Indenture only), and (to the extent provided in Section 8.11 of the Original Indenture) the holders of Common Shares, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

ARTICLE 2
SUPPLEMENTS TO ORIGINAL INDENTURE AND FIRST SUPPLEMENTAL INDENTURE

2.1                               Supplements

(a)                                 The Original Indenture is hereby supplemented and amended by deleting Section 2.4(j)(iv) of the Original Indenture in its entirety and replacing it with the following:

“(iv)                                                      The Stock Prices set forth in the first row of table above will be adjusted as of any date on which the Conversion Price of the Initial Debentures is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately preceding such adjustment multiplied by a fraction, the denominator of which is the Conversion Price immediately preceding the adjustment giving rise to the Stock Price adjustment and the numerator of which is the Conversion Price as so adjusted. The number of additional Make Whole Premium Shares set forth in the table above will be adjusted in the same manner as the number of Conversion Shares issuable upon an adjustment of the Conversion Price as set forth in Section 6.5 hereof, other than as a result of an adjustment of the Conversion Price by adding the Make Whole Premium as described above.”.

(b)                                 The First Supplemental Indenture is hereby supplemented and amended by deleting Section 2.1(i)(iv) of the First Supplemental Indenture in its entirety and replacing it with the following:

“(iv)                                                     The Stock Prices set forth in the first row of table above will be adjusted as of any date on which the Conversion Price of the Series B Debentures is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately preceding such adjustment multiplied by a fraction, the denominator of which is the Conversion Price immediately preceding the adjustment giving rise to the Stock Price adjustment and the numerator of which is the Conversion Price as so adjusted. The number of additional Make Whole Premium Shares set forth in the table above will be adjusted in the same manner as the number of Conversion Shares issuable upon an adjustment of the Conversion Price as set forth in Section 6.5 of the Trust Indenture, other than as a result of an adjustment of the Conversion Price by adding the Make Whole Premium as described above.”.

ARTICLE 3
CONFIRMATION OF ORIGINAL INDENTURE

3.1                               Confirmation of Original Indenture

The Original Indenture, as supplemented by the First Supplemental Indenture, as further supplemented by a second supplemental indenture made as of July 5, 2012 between the Company and the Debenture Trustee, and as further supplemented by this Third Supplemental Indenture shall be and continue in full force and effect and is hereby confirmed.

ARTICLE 4
ACCEPTANCE OF TRUST BY DEBENTURE TRUSTEE

4.1                               Acceptance of Trust

The Debenture Trustee hereby accepts the trusts in this Supplemental Indenture and in the Indentures declared and provided for and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Debentureholders, subject to all the terms and conditions herein set forth.

ARTICLE 5
EXECUTION AND FORMAL DATE

5.1                               Execution

This Third Supplemental Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

5.2                               Formal Date

For the purpose of convenience this Third Supplemental Indenture may be referred to as bearing the formal date of August 17, 2012 irrespective of the actual date of execution hereof.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Third Supplemental Indenture by the hands of their proper officers.

ATLANTIC POWER CORPORATION

By:	/s/ Paul Rapisarda
	Name:	Paul Rapisarda
	Title:	Executive Vice President — Commercial Development

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Soheil Kafai
	Name:	Soheil Kafai
	Title:	Corporate Trust Officer

By:	/s/ Mohanie Shivprasad
	Name:	Mohanie Shivprasad
	Title:	Associate Trust Officer